Exhibit 99

Family Dollar Fourth Quarter Comparable Store Sales Increase 5.6%

August Comparable Store Sales Increase 3.6%

MATTHEWS, N.C.--(BUSINESS WIRE)--Family Dollar Stores, Inc. (NYSE: FDO) reported that net sales for the four weeks ended August 30, 2008, increased 5.9% to $523.7 million compared with $494.4 million for the four-week period ended September 1, 2007. Total sales for the four-week period were strongest in the consumables category; sales of apparel were soft. Comparable store sales for the August period increased 3.6%. The Company had 6,571 stores as of August 30, 2008, including 3 new stores which opened in the August period.

	Net Sales (millions)	Comparable Store Sales Change
August 2008	$523.7	3.6%
Fourth Quarter	$1,765.8	5.6%
Fiscal 2008	$6,983.6	1.2%

As previously reported, the Company will no longer report monthly sales results. The Company will continue to report quarterly sales results in accordance with the National Retail Federation reporting calendar.

Fourth Quarter Earnings Conference Call Information

The Company plans to release fourth quarter and fiscal 2008 results on Friday, October 3, 2008, before the market opens. The Company expects to host a conference call with investors on October 3, 2008, at 10:00 A.M. EDT to discuss the results. If you wish to participate, please call (800) 857-5160 for domestic US calls and (312) 470-7174 for international calls at least 10 minutes before the call is scheduled to begin. The conference ID for the conference call is 5547153.

There will also be a live webcast of the conference call that can be accessed at the following link: http://www.familydollar.com/investors.aspx?p=irhome.

A replay of the webcast will be available at the same address noted above after 2:00 P.M. EDT, October 3, 2008.

About Family Dollar

Operating small store locations, Family Dollar is one of the fastest growing discount retail chains in the United States. Beginning with one store in 1959 in Charlotte, North Carolina, the Company currently operates more than 6,500 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

CONTACT:
Family Dollar Stores, Inc.
Investor Contact:
Kiley F. Rawlins, CFA, 704-849-7496
krawlins@familydollar.com
or
Media Contact:
Josh Braverman, 704-814-3447
jbraverman@familydollar.com